                            ASSET PURCHASE AGREEMENT

                                     AMONG

                             ROWAN COMPANIES, INC.,

                             ROWAN EQUIPMENT, INC.,

                           GENERAL CABLE CORPORATION,

                          MARATHON LETOURNEAU COMPANY,

                  MARATHON LETOURNEAU SALES & SERVICE COMPANY

                                      AND

                    MARATHON LETOURNEAU AUSTRALIA PTY. LTD.





                            DATED: NOVEMBER 12, 1993

                                                               TABLE OF CONTENTS

                                                            ASSET PURCHASE AGREEMENT


                                                                   ARTICLE I

                                                                    GENERAL

                                                                                                                      Page
                                                                                                                      ----
1.01          Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 1
1.02          Agreement to Purchase and Sell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 7
1.03          Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                10
1.04          Payment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                11
1.05          Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                11
1.06          Instruments of Transfer; Further Assurances   . . . . . . . . . . . . . . . . . . . . . .                14
1.07          Value Assigned to the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                14
1.08          Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                14

                                                                   ARTICLE II

                                                         REPRESENTATIONS AND WARRANTIES

2.01          Representations and Warranties of Sellers and Parent  . . . . . . . . . . . . . . . . . .                14
2.02          Representations and Warranties of Purchaser and Purchaser Parent  . . . . . . . . . . . .                25

                                                                   ARTICLE III

                                                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

3.01          Access to Records and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                26
3.02          Operation of Sellers    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                27
3.03          Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                28
3.04          No Public Announcements or Negotiation with Others  . . . . . . . . . . . . . . . . . . .                28
3.05          Best Efforts to Satisfy Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . .                29
3.06          Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                29
3.07          Payment of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                29
3.08          Change of Sellers' Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                29
3.09          Vacate Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                30
3.10          Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                30
3.11          Antitrust Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                30
3.12          Schedule Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                31
3.13          Environmental Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                31





                                      (i)

                                                                    ARTICLE IV

                                                              CONDITIONS OF CLOSING

4.01          Conditions of Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . .                32
4.02          Conditions of Obligations of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . .                34
4.03          HSR Act Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                34
4.04          No Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                34
4.05          Opportunity to Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                35

                                                                    ARTICLE V

                                                            TERMINATION OF AGREEMENT

5.01          Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                35

                                                                   ARTICLE VI

                                                  CERTAIN EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

6.01          Offers of Employment by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                36
6.02          Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                37

                                                                   ARTICLE VII

                                                                 INDEMNIFICATION

7.01          Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                37
7.02          Notice, Participation and Duration  . . . . . . . . . . . . . . . . . . . . . . . . . . .                38
7.03          Indemnification if Negligence of Indemnitee   . . . . . . . . . . . . . . . . . . . . . .                39
7.04          Indemnification Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                39
7.05          Reimbursement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                40
7.06          Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                40
7.07          No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                40
7.08          Limitation on Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                40

                                                                  ARTICLE VIII

                                                                  MISCELLANEOUS

8.01          Further Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                40
8.02          No Broker   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                40
8.03          Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                41
8.04          Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                41
8.05          Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                41
8.06          Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                41
8.07          Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                42





                                      (ii)

8.08          Assignability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                42
8.09          Waivers and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                42
8.10          Third Party Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                42
8.11          Illegalities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                43
8.12          Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                43
8.13          Survival; Exclusivity of Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . .                43
8.14          Access to Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                43
8.15          Payments Received   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                44
8.16          Cost of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                44
8.17          Arbitration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                44
8.18          Offering Memorandum:  Disclaimer of Projections   . . . . . . . . . . . . . . . . . . . .                45
8.19          Deceptive Trade Practices Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                45


                                                                    EXHIBITS

1.02          Non-Competition Agreement
1.04-1        Purchaser Parent Guarantee (Offset Note)
1.04-2        Purchaser Parent Guarantee (Other Note)
1.04-3        Offset Note
1.04-4        Other Note
4.01(c)-1     Opinions of General Counsel of Sellers
4.01(c)-2     Opinion of Counsel to Sellers
4.02(c)-1     Opinion of General Counsel of Purchaser
4.02(c)-2     Opinion of Counsel to Purchaser
6.02          Benefit Arrangements





                                     (iii)

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 12th day of November, 1993 by and among ROWAN EQUIPMENT, INC., a Texas corporation ("Purchaser"), ROWAN COMPANIES, INC., a Delaware corporation ("Purchaser Parent"), MARATHON LETOURNEAU COMPANY, a Delaware corporation, MARATHON LETOURNEAU SALES & SERVICE COMPANY, an Oregon corporation and MARATHON LETOURNEAU AUSTRALIA PTY. LTD., an Australian corporation (collectively, "Sellers"), and GENERAL CABLE CORPORATION, a Delaware corporation that indirectly owns all of the outstanding capital stock of Seller ("Parent").

      WHEREAS, Sellers are principally engaged in the business of (i) the manufacture, sale and servicing of mining, forestry and material handling equipment; (ii) the manufacture, sale and servicing of marine equipment; and
(iii) and ownership and operation of a steel mini-mill and the sale of steel products.

      WHEREAS, Sellers desire to sell to Purchaser the business of Sellers as a going concern and along therewith certain of the assets of Sellers (collectively, the "Business"), and Purchaser desires to purchase the Business, upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                    GENERAL

            1.01. Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

            "ACCOUNTANTS":  As defined in Section 1.04(b).

            "ACTION":  As defined in Section 2.01(f).

            "ADJUSTMENT AMOUNT":  As defined in Section 1.03.

            "AFFILIATE": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

            "AGENTS":  As defined in Section 3.01.

            "AGREEMENT":  As defined in the first paragraph hereof.

            "ASSETS":  As defined in Section 1.02(a).

            "ASSUMED CONTRACTS":  As defined in Section 1.02(b)(9).

            "ASSUMED OBLIGATIONS": The duties, obligations, debts and liabilities of Sellers assumed by Purchaser under Section 1.05.

            "ASSUMPTION AGREEMENT":  As defined in Section 1.06(b).

            "AUDITED BALANCE SHEET":  As defined in Section 2.01(c)(1).

            "AUDITED FINANCIAL STATEMENTS":  As defined in Section 2.01(c)(1).

            "BACKLOG ORDERS":  As defined in Section 1.02(b)(11).

            "BALANCE SHEETS":  As defined in Section 2.01(c).

            "BENEFIT ARRANGEMENTS":  As defined in Section 2.01(j).

            "BUSINESS":  As defined in the recitals of this Agreement.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.

            "CLAIM":  As defined in Section 7.02(a).

            "CLOSING":  As defined in Section 1.08.

            "CLOSING BALANCE SHEET":  As defined in Section 1.04(b).

            "CLOSING DATE":  As defined in Section 1.08.

            "CLOSING FINANCIAL STATEMENTS":  As defined in Section 1.04(c).

            "COBRA":  As defined in Section 2.01(j).

            "CODE":  The Internal Revenue Code of 1986, as amended.

            "COMMITMENT":  As defined in Section 3.10.

            "CUSTOMER DATA": All of Sellers' customer lists, sales records and other customer data (including credit data) relating to the Business.

            "DAMAGES":  As defined in Section 7.01(a).

            "DEEDS": The general warranty deeds, in form and substance satisfactory to Purchaser, by which Sellers shall transfer title to the Real Property to Purchaser.

            "DEPARTMENT":  As defined in Section 3.11.

            "EFFECTIVE TIME OF CLOSING": The close of business on September 30, 1993.

            "ENVIRONMENTAL LAWS":  As defined in Section 2.01(o).

            "ENVIRONMENTAL REPORT":  As defined in Section 3.13.

            "EQUIPMENT":  As defined in Section 1.02(b)(5).

            "ERISA": Employee Retirement Income Security Act of 1974, as amended.

            "ESTIMATED PURCHASE PRICE":  As defined in Section 1.03.

            "EXCLUDED ASSETS":  As defined in Section 1.02(c).

            "FINANCIAL STATEMENTS":  As defined in Section 2.01(c).

            "FIXTURES AND IMPROVEMENTS":  As defined in Section 1.02(b)(2).

            "FTC":  As defined in Section 3.11.

            "GAAP":  As defined in Section 2.01(c).

            "GENERAL CABLE":  As defined in the first paragraph hereof.

            "GENERAL CABLE PLAN":  As defined in Section 2.01(j).

            "GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT":  As defined in
Section 1.06(a).

            "GOVERNMENTAL BODY": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

            "HSR ACT":  As defined in Section 3.11.

            "INDEMNITEE":  As defined in Section 7.02(a).

            "INDEMNITOR":  As defined in Section 7.02(a).

            "INTERCOMPANY ACCOUNTS PAYABLE": The intercompany accounts payable at the Effective Time of Closing owed by any Seller to any other Seller or any of Sellers' Affiliates or related entities.

            "INSTRUMENTS":  As defined in Section 2.01(i).

            "INTANGIBLE ASSETS":  As defined in Section 1.02(b)(7).

            "INTERIM BALANCE SHEET":  As defined in Section 2.01(c)(2).

            "INTERIM FINANCIAL STATEMENTS":  As defined in Section 2.01(c)(2).

            "INVENTORIES":  As defined in Section 1.02(b)(10).

            "IRS":  The Internal Revenue Service.

            "KNOWN" OR "KNOWLEDGE": Whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such Person's knowledge" or "known to such Person," it is intended by the parties that the only information to be attributed to such Person is information actually or constructively known to (a) the Person in the case of an individual or (b) in the case of a corporation or other entity an officer or senior management official as a result of his employment by Sellers, but no such Person shall be required to make inquiries of any other Person unless such additional inquiries would be deemed to be necessary by a reasonable Person in the ordinary course of business.

            "LIEN": All mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

            "MARATHON RETIREMENT PLAN":  As defined in Section 2.01(j).

            "MARATHON SITE":  As defined in Section 2.01(o).

            "MATERIAL ADVERSE EFFECT": "Material Adverse Effect" means (a) any change, development or effect (individually or in the aggregate) in the general affairs, management, business, results of operations, condition (financial or otherwise), assets, liabilities or prospects that would be material and adverse to Sellers, taken as whole, or (b) any fact or development that would (individually or in the aggregate), impair any Seller's ability to perform on a timely basis any material obligations it has under this Agreement.

            "MATERIAL CONTRACT": (i) any service contract that is reasonably expected to involve receipts of $200,000 or more; (ii) any supply contract that is reasonably expected to involve receipts of $200,000 or more; (iii) any lease of Equipment that is reasonably expected to involve payments or receipts of $200,000 or more; (iv) any sales representative, foreign agent's agency or distribution agreement; (v) all master service contracts; and (vi) any other contract, agreement or arrangement material to the Business; excluding, however, all leases of real property.

            "MATERIALS OF ENVIRONMENTAL CONCERN":  As defined in Section
2.01(o).

            "MERGER DATE":  As defined in Section 2.01(j).

            "NON-COMPETITION AGREEMENT":  As defined in Section 1.02(e).

            "OFFSET NOTE":  As defined in Section 1.04(a).

            "OPERATIVE DOCUMENTS": This Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of Sellers, Parent, or Purchaser at or before the Closing pursuant to this Agreement.

            "ORDER": Any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

            "OTHER NOTES":  As defined in Section 1.04(a).

            "OWNED PROPERTY":  As defined in Section 1.02(b)(1).

            "PARENT":  As defined in the opening paragraph of this Agreement.

            "PENSION PLANS":  As defined in Section 2.01(j).

            "PERMITS": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) Order or (3) contract with any Governmental Body or (b) granted by any Governmental Body.

            "PERMITTED ENCUMBRANCES": (a) The Liens described or referred to in Schedule 1.01-2 hereto, (b) Liens for current Taxes and assessments not yet due and payable, including, but not limited to, Liens for nondelinquent ad valorem Taxes, nondelinquent statutory Liens arising other than by reason of any default on the part of Sellers, and Liens in respect of motor vehicles and transportation equipment used in the ordinary course of business and (c) Liens on the use of Real Property or minor irregularities in title thereto that do not impair or adversely affect the present use (except in the case of the Real Property in or near Vicksburg, Mississippi, the present use of which shall be deemed for purposes hereof to be as an active manufacturing, assembly and service operation and not as a shut-down facility) or value of such Real Property.

            "PERSON": An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

            "PRESENT LIABILITY": Any obligation or liability which exists on the Closing Date or which is incurred or imposed within five years thereafter as a result of conditions or operations prior to the Closing Date.

            "PRODUCTS": All products manufactured, produced, marketed or distributed by Sellers.

            "PROMISSORY NOTE":  As defined in Section 1.04(a).

            "PURCHASE PRICE":  As defined in Section 1.03.

            "PURCHASER":  As defined in the opening paragraph of this Agreement.

            "PURCHASER INDEMNITEES":  As defined in Section 7.01(a).

            "PURCHASER PARENT": As defined in the opening paragraph of this Agreement.

            "REAL PROPERTY":  As defined in Section 1.02(a)(3).

            "REALTY RIGHTS":  As defined in Section 1.02(b)(3).

            "RELEASE": Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

            "REMEDIATION ESTIMATE":  As defined in Section 3.13.

            "REQUIRED REMEDIATION":  As defined in Section 3.13.

            "RETAINED PLANS" shall mean the following Benefit Arrangements, which shall be retained by Sellers or Parent, as the case may be: (i) Supplemental Retirement Benefit Contracts; (ii) Marathon LeTourneau Company Salaried Severance Benefit Plan; (iii) General Cable Stock Option Plan; (iv) Severance Agreement-S. Maria Narisi; (v) Transaction Bonus and Severance Arrangements; (vi) Director Bonus and Key Salaried Discretionary Bonus Plan; and (vii) AIC Officer Bonuses.

            "SAVINGS PLAN":  As defined in Section 2.01(j).

            "SCHEDULE": The disclosure schedules delivered by Sellers to Purchaser prior to the execution and delivery of this Agreement, which are attached hereto and incorporated by reference herein.

            "SCHEDULED LEASES":  As defined in Section 1.02(d).

            "SELLER INDEMNITEES":  As defined in Section 7.01(b).

            "SELLERS":  As defined in the opening paragraph of this Agreement.

            "SEVERANCE  AMOUNT":  As defined in Section 6.01(b).

            "SUPPLEMENT":  As defined in Section 3.12.

            "SUPPLEMENTAL CONTRACTS":  As defined in Section 2.01(j)(6).

            "SURVEYS":  As defined in Section 3.10(c).

            "TAX OBLIGATIONS":  As defined in Section 1.05(b)(3).

            "TAXES":  As defined in Section 1.05(b)(3).

            "TRANSACTION": The sale and purchase of the Assets, assignment and assumption of certain specified liabilities, and performance of covenants, in each case as contemplated by this Agreement.

            "TRANSACTION BONUS AGREEMENTS":  As defined in Section 2.01(j)(1).

            "TRANSFERRED PLANS" shall mean, with respect to Transferred Employees, the following Benefit Arrangements, which shall be transferred to and assumed by Purchaser: (i) Retirement Income Plan of Marathon LeTourneau Company; (ii) Marathon LeTourneau Company Savings and Investment Plan; (iii) Marathon LeTourneau Company Group Life and Health Plan; (iv) Marathon LeTourneau Company Group Travel Accident Plan; (v) Marathon LeTourneau Company Long Term Disability Plan; (vi) Marathon LeTourneau Company Accident and Sickness Benefit Plan; (vii) Marathon LeTourneau Company Accidental Death and Dismemberment Plan; (viii) Sick Leave Benefits for Salaried Employees; (ix) Hourly Vacation Benefit; (x) Salaried Vacation Benefit; and (xi) Marathon Manufacturing Holdings, Inc. Health Plan.

            "U.S.":  The United States of America.

            "WELFARE PLANS":  As defined in Section 2.01(j)(3).

            1.02.       Agreement to Purchase and Sell.

            (a) On and subject to the terms and conditions of this Agreement, Sellers agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, the assets, rights, franchises and properties described in Section 1.02(b) (all such assets, rights, franchises and properties being herein collectively referred to as the "Assets" and individually referred to as an "Asset") free and clear of all Liens other than Permitted Encumbrances; provided, however, that the Assets shall not include the Excluded Assets.

            (b) Subject to Section 1.02(c), the Assets shall consist of all assets of Sellers at the Effective Time of Closing described in the following clauses (1) through (19), whether or not reflected on the Balance Sheets:

                  (1) Owned Property. All parcels of real property, wherever located, owned by any Seller and used directly or indirectly in the conduct of or constituting the Business or in connection with the Assets that are not Excluded Assets (the "Owned Property").

                  (2) Fixtures and Improvements. All estates, rights, titles and interests in and to all plants, factories, warehouses, storage facilities, laboratories, buildings, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Owned Property and any of the foregoing owned by any Seller on any leased property (the "Fixtures and Improvements").

                  (3) Realty Rights. All estates, rights, titles and interests in and to all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Owned Property, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Owned Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of any Seller, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Owned Property, all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Owned Property, and all claims or demands whatsoever of any Seller, either in law or in equity, with respect to the Owned Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same (the "Realty Rights"). The Owned Property, Fixtures and Improvements and Realty Rights are collectively referred to herein as the "Real Property."

                  (4) Vehicles and Aircraft. All the trucks, trailers and other certificated vehicles and aircraft described in Schedule 1.02(b)(4) hereto.

                  (5) Equipment. All of any of the Sellers' furniture, equipment, machinery, apparatus, tools, dies, appliances, vehicles, implements, spare parts, supplies and all other tangible personal property of every kind and description (other than the Vehicles and the Inventories) located either on the Owned Property or elsewhere insofar as any of the foregoing relates to the Business (the "Equipment"). The Equipment includes, without limitation, all of the items identified in the computer listing in Schedule 1.02(b)(5) hereto.

                  (6) Permits. All right, title and interest of any of the Sellers in, to and under all Permits relating to the Business or all or any of the Assets, to the extent assignable, including, without limitation, those listed in Schedule 1.02(b)(6) hereto, which shall separately identify those Permits that are not assignable.

                  (7) Intangible Assets. All right, title and interest of any of the Sellers in, to and under all patents, trademarks, technology, know-how, data, copyrights, tradenames, servicemarks, licenses, covenants by others not to compete, rights and privileges used in the conduct of the Business and the right to recover for infringement thereon and all goodwill associated with the Business in connection with which the marks are used (the "Intangible Assets"). The Intangible Assets include, without limitation, all of the patents, trademarks, copyrights, tradenames, servicemarks and licenses listed in Schedule 1.02(b)(7) hereto.

                  (8) Goodwill. The goodwill and going concern value of the Business.

                  (9) Assumed Contracts. All right, title and interest of any Seller in, to and under (i) the Material Contracts including those listed on Schedule 1.02(b)(9), (ii) any contracts or agreements entered into by Sellers in the ordinary course of business and (iii) any contracts or agreements incidental to the operation of the Business which are not, individually or in the aggregate, material to the Business, the obligations under all of which are to be assumed by Purchaser hereunder (the "Assumed Contracts").

                  (10) Inventories. All of any Seller's inventories located either at the Real Property or elsewhere insofar as any of the foregoing relates to the Business, including, without limitation, finished goods, spare parts, work-in-progress, raw materials, supply inventories, and other inventories (the "Inventories").

                  (11) Backlog Orders. All of any Seller's backlog of orders for products manufactured or sold by Sellers, which are (i) accepted by Sellers in the ordinary course of business prior to the Closing Date or
      (ii) listed in Schedule 1.02(b)(11) hereto and, in each case, not invoiced or shipped or cancelled prior to the Closing Date (collectively, the "Backlog Orders").

                  (12) Accounts. All accounts receivable of any Seller and all other rights of any Seller to payment for goods sold or leased or for services rendered, including without limitation those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any Financial Statements; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of any Seller with respect to any of the foregoing, including, without limitation, any right of stoppage in transit.

                  (13) Books and Records. All of any Seller's books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, accounting and financial records, maintenance and production records, personnel and labor relations records, environmental records and reports, sales and property Tax records and returns, sales records, the Customer Data and the Supplier Data, but excluding income Tax records and returns and corporate minute book and stock records.

                  (14) Prepaid Expenses and Current Assets. All right, title and interest of any Seller in and to all prepaid rentals, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating to any of the Assets or the Business, including, without limitation, all prepaid expenses of the nature described in the Balance Sheet (but excluding any deferred income Taxes, prepaid insurance premiums and prepaid pension benefits or expenses).

                  (15)  Insurance Proceeds, Etc.  Subject to the provisions of
      Section 3.06, all insurance proceeds and insurance claims of any Seller relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that any Seller is entitled to enforce with respect to the Assets against any Seller's predecessors in title to the Assets.

                  (16) Computers. All right, title and interest of any Seller in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by any Seller in the operation of such computer equipment and hardware, including, without limitation, all software, all of Sellers' rights under any licenses related to any Seller's use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which any Seller leases any computer equipment, hardware or software; insofar and only insofar as any of the foregoing relates to the Business.

                  (17) Names. All rights of Sellers in and to the names "Marathon LeTourneau," "R.G. LeTourneau" and "LeTourneau" and all goodwill associated therewith, except as provided in Section 3.08 hereof.

                  (18) Other Intangibles. All right, title and interest of any Seller in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Business or the foregoing Assets.

                  (19) Other Property. All other or additional privileges, rights, interests, properties and assets of any Seller of every kind and description, real, personal or mixed, and wherever located that are used in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted, including investments and mineral interests.

            (c) The Assets shall not include (i) that certain parcel of real estate located east of U.S. Highway 61 in Vicksburg, Mississippi consisting of approximately 446 acres, more or less, and associated property rights including timber interests related to such parcel or (ii) any of the assets of any Seller, as of the Effective Time of Closing, set forth in Schedule 1.02(c) hereto (collectively, the "Excluded Assets").

            (d) Sellers agree to assign to Purchaser, and Purchaser agrees to assume, perform and discharge all of the liabilities, duties and obligations of Sellers which arise after the Effective Time of Closing under all leases identified in Schedule 1.02(d) hereto (the "Scheduled Leases").

            (e) Sellers agree to enter into a non-competition agreement (the "Non-Competition Agreement") with Purchaser in the form of Exhibit 1.02-1 hereto.

            1.03.       Purchase Price.

            The purchase price for the Assets (the "Purchase Price") shall be equal to $51,462,000 (the "Estimated Purchase Price"), as adjusted by an amount (the "Adjustment Amount") that shall result from performing the calculation from which the Estimated Purchase Price was derived, set forth on Schedule 1.03A. The parties agree that Schedule 1.03A correctly illustrates the calculation of the Adjustment Amount using the Interim Balance Sheet. In addition, the parties agree that cash provided by Parent or any of its Affiliates to any Seller or paid to Parent or any of its Affiliates by any Seller subsequent to September 30, 1993 will be recorded in an intercompany account, and the net amount will be paid in cash at the Closing to the appropriate party in accordance with Schedule 1.03B.

            1.04. Payment of Purchase Price. The Purchase Price shall be payable to Sellers as follows:

            (a) At the Closing, Purchaser shall deliver to Sellers (a) a wire transfer in immediately available funds in an amount equal to 20% of the Estimated Purchase Price to such account as Sellers shall designate and (b) two or more promissory notes "Promissory Notes" from Purchaser guaranteed by Purchaser Parent (such guarantees shall be in the form of Exhibits 1.04-1 and 1.04-2 hereto) payable to Sellers in aggregate principal amounts equal to 80% of the Purchase Price. The Promissory Notes shall be (i) a note in the principal amount of $10,000,000 (the "Offset Note") in the form of Exhibit 1.04-3, principal and interest otherwise payable thereunder may be offset by Seller's indemnification liabilities, if any, under Section 7.06 hereof, and
(ii) one or more (but not more than five) notes for the balance of 80% of the Purchase Price (the "Other Notes"), in the form of Exhibit 1.04-4 hereto.

            (b) Purchaser shall cause Deloitte & Touche, certified public accountants, to prepare, within 30 days following the date hereof, audited consolidated financial statements ("Closing Financial Statements") of Sellers as of September 30, 1993 and for the nine-month period then ended, including a balance sheet (the "Closing Balance Sheet"), an income statement and a statement of changes in working capital. The Closing Balance Sheet shall be presented in sufficient detail so that changes in the items identified on
Exhibit 1.03 for the Interim Balance Sheet can be calculated. If within 15 days following delivery of the Closing Balance Sheet, Sellers shall not have given Purchaser notice of their objection thereto (such notice to contain a statement as to the basis of such objection in reasonable detail), then such schedule shall be utilized in computing the Adjustment Amount. If Sellers give such a notice of objection, then Sellers shall cause Deloitte & Touche to meet with Purchaser (or its representatives) in an attempt to resolve any differences. If the parties are unable to resolve such differences, then the issues in dispute shall be submitted to Arthur Andersen & Co. (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such workpapers and other documents and information relating thereto as the Accountants may request and is available to that party (or its independent public accountants) and shall be afforded the opportunity to present to the Accountants such material relating to the determination as they may wish and to discuss such determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to all parties by the Accountants, shall be binding and conclusive on the parties and (iii) Purchaser and Sellers shall each bear 50% of the fees and expenses of the Accountants for such determination. The decision of the Accountants shall be made within 20 days after such dispute is referred to the Accountants. The decision of the Accountants shall be final and binding and there shall be no right of appeal therefrom.

            1.05.       Assumption of Liabilities.

            (a)   The sole liabilities assumed by Purchaser hereunder are:

                  (1) the rights and obligations of Sellers to perform (i) the Assumed Contracts specifically set forth in Schedule 1.02(b)(9) hereto, to the extent the Assumed Contracts have not been performed at the Closing Date, and (ii) the

      Scheduled Leases specifically set forth in Schedule 1.02(d) hereto to the extent the Scheduled Leases remain in effect at the Closing Date;

                  (2) the accounts payable of Sellers at the Closing Date; provided, however, that no intercompany liabilities shall be assumed by Purchaser;

                  (3) the liabilities of Sellers, if any, represented by accrued expenses on the Interim Balance Sheet for (A) utilities, Taxes, other than income Taxes, (B) maintenance relating to facility-related shutdowns, (C) plant closings, (D) payroll and related expenses, (E) pension related to Transferred Plans of any Seller on the Closing Date, and (F) other, in each case to the extent that such accrued expense items are (i) reflected in the Closing Financial Statements or (ii) incurred in the ordinary course of business between the Effective Time of Closing and the Closing Date and which have not been paid at the Closing Date;

                  (4) obligations specifically assumed by Purchaser as described on Exhibit 6.02 hereto;

                  (5) liabilities for any express or implied statutory or contractual warranty relating to Products sold by Sellers, except product liability, maritime or tort claims relating to such Products; and

                  (6) professional service fees not incurred in connection with the Transaction and customer deposits; each as and to the extent reflected on the Closing Balance Sheet; provided, however, that notwithstanding the foregoing, liabilities assumed pursuant to clause (5) shall not be limited by the amounts reflected on the Closing Balance Sheet.

            (b) Except as otherwise provided in Sections 1.05(a) or 1.05(c), Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of any Seller, whether accrued, absolute, contingent or otherwise, including without limitation liabilities or obligations based on, arising out of or in connection with:

                  (1) Liabilities for (i) any product liability, maritime or tort claims relating to Products, (ii) any liabilities relating to the U.S. Longshoremen and Harborworkers Compensation Act or other maritime claims, workers' compensation claims or general liability claims and
      (iii) litigation claims, whether or not known by Sellers on the Closing Date;

                  (2) Defective performance of any Assumed Contract by Sellers or any express or implied warranty with respect to such performance or Sellers' defaults under any Scheduled Lease prior to the Closing Date;

                  (3) Any Federal, state, local or foreign income, sales, franchise, real or personal property, employee withholding or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation (collectively, "Taxes") which are attributable or relating to the Assets, the employees or the Business for any periods ending on or before the Effective Time of Closing, or which may be applicable because of Sellers' sale of the Business or any of the Assets to Purchaser (collectively, "Tax Obligations");

                  (4) Any lease obligations (except pursuant to Scheduled Leases) or indebtedness of Sellers;

                  (5) Any claims by any of Sellers' directors, officers, employees, consultants, contractors or shareholders relating to this Agreement or its performance or consummation, or any claims by any of them relating to or arising out of (i) their employment (including without limitation any modification or termination thereof) by any Seller, (ii) any employment contract, (iii) any pension or other benefit liabilities of any Seller or (iv) any severance plan of any Seller;

                  (6) Any claims or conditions arising under Environmental Laws or similar legal requirements relating to the Assets (including, without limitation, the operation thereof) or the business of Sellers attributable to periods prior to the Closing Date;

                  (7) Any unlicensed or other unauthorized use by Sellers of any patented or unpatented invention, trade secret, copyright, trademark or other industrial property right;

                  (8) Any dividend or other distribution declared or otherwise payable by Sellers;

                  (9) Any note, account payable or other obligation to any Seller or any Affiliate thereof including but not limited to Intercompany Accounts Payable; or

                  (10) Any and all obligations arising pursuant to any Retained Plan, including without limitation the Transaction Bonus Agreements, the Supplemental Contracts or the Marathon LeTourneau Incentive Compensation Plan.

            (c) Sellers have adequately reserved for all ad valorem or similar Taxes under any property or lease included in the Assets that are attributable to any properties or assumed lease obligations up to the Effective Time of Closing. Sellers shall make available to Purchaser copies of all statements and assessments reflecting such prior year's Taxes. Purchaser shall pay any such sums to the appropriate taxing authorities when due, prior to becoming delinquent. Purchaser shall promptly forward to Sellers after receipt by Purchaser copies of all 1993 Tax assessments under any such property or lease. If the 1993 Taxes shall be readjusted such that the amounts payable are greater than the prior year's Taxes, Sellers shall pay its pro rata share of any difference promptly upon notice of such Taxes having been paid by Purchaser. If such 1993 Taxes shall be readjusted such that the amounts payable are less than the prior year's Taxes, Purchaser shall refund to Sellers their pro rata share of such reduction upon notice of such Taxes having been paid by Purchaser. Except as provided in Section 1.05(a) hereof, Purchaser shall have no other liability for Taxes payable by Sellers (including income Taxes) relating to the operations or business of Sellers or the transactions contemplated hereunder.

            1.06. Instruments of Transfer; Further Assurances. In order to consummate the transactions contemplated hereby, at the Closing, Sellers shall execute and deliver to Purchaser the Deeds covering the Owned Property, and Sellers and Purchaser shall deliver to each other (a) a completed General Conveyance, Transfer and Assignment ("General Conveyance, Transfer and Assignment"), covering all of the Assets other than the Owned Property, and (b) an Assumption Agreement ("Assumption Agreement"). At the Closing, and at all times thereafter as may be necessary, Sellers and Purchaser shall execute and deliver to the other (1) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement and (2) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Sellers and assumption by Purchaser of the Assumed Contracts, the Scheduled Leases and certain other liabilities to the extent provided in Section 1.05(a).

            1.07. Value Assigned to the Assets. On or before the Closing Date, Purchaser and Sellers shall agree on the proportion of the consideration to be allocated to each of the Assets purchased pursuant to this Agreement as shall have been proposed by Purchaser and reasonably approved by Sellers, and Purchaser and Sellers agree that they shall not thereafter take any position or action inconsistent with such allocation in the filing of any federal income Tax returns.

            1.08. Closing Date. Subject to the right of Sellers and Purchaser to terminate this Agreement pursuant to Section 5.01 hereof, the closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another place is agreed to in writing by Sellers and Purchaser, take place at the offices of Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas, at 10:00 a.m., Houston time on the third business day following the day on which the last of the obligations of the parties contained in Article IV hereto is fulfilled or waived or such other date as the parties may agree upon (the "Closing Date").

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            2.01. Representations and Warranties of Sellers and Parent. Sellers, jointly and severally, represent and warrant to Purchaser and, with respect to paragraphs (a) and (b) of this Section 2.01 (in which paragraphs the words "Seller" and "Sellers" shall include the word "Parent"), Parent represents and warrants to Purchaser, that the following are true and correct on and as of the date of this Agreement and will be true and correct on the Closing Date as if made on and as of that date:

            (a) Organization and Good Standing of Sellers. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions (which are listed in Schedule 2.01(a) hereto) where it is required to qualify in order to conduct its businesses as presently conducted, except where the failure to so qualify would not have a Material Adverse Effect.

            Each of the Sellers has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

            Each of the Sellers has heretofore delivered to Purchaser complete and correct copies of its articles of incorporation and bylaws, as amended and in effect on the date hereof.

            (b)   Consents, Authorizations and Binding Effect.

                  (1) Sellers may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which each of them is a party) without the necessity of any of Sellers obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices that (i) have been obtained and are unconditional and are in full force and effect and such notices which have been given or are expressly contemplated hereby or (ii) are described on Schedule 2.01(b) hereto.

                  (2) Each of the Sellers has the corporate power to enter into this Agreement and to carry out its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each Seller in accordance with its terms.

                  (3) The execution, delivery and performance of this Agreement by each of the Sellers does not and will not:

                        (i) constitute a violation of its articles of incorporation, as amended, or its bylaws, as amended,

                        (ii)  result in any Lien against the Assets,

                        (iii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to any of Sellers or the Assets or the Business, or

                        (iv) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any material contract, agreement, lease, mortgage, deed of trust, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which any of Sellers is a party or by which their respective assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

                  (4) Without limiting the foregoing, the execution, delivery and performance of the Operative Documents, and consummation of the transactions contemplated thereby, have been duly authorized and approved by the respective

      Boards of Directors of Parent and each Seller and Marathon Manufacturing Holdings, Inc., as shareholder of Marathon LeTourneau Company, without dissent.

            (c)   Financial Statements, Etc.   The following audited and
unaudited financial statements of Sellers have been delivered to Purchaser and are attached as Schedule 2.01(c) hereto:

                  (1) the audited consolidated balance sheet of Sellers as of December 31, 1992 (the "Audited Balance Sheet") and 1991 and the related audited consolidated statements of operations, of stockholder's equity and of cash flows for the three-year period ended December 31, 1992 (together with related notes and schedules), which financial statements contain a report of Deloitte & Touche, independent auditors, reporting thereon (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Audited Financial Statements"); and

                  (2) the unaudited preliminary consolidated balance sheet of Sellers as of September 30, 1993 (the "Interim Balance Sheet") and 1992 and the related unaudited statements of operations, of stockholder's equity and of cash flows for the nine-month periods then ended (together with related notes and schedules) (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows, and the related notes and schedules being hereinafter together referred to as the "Interim Financial Statements").

The Audited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of Sellers in conformity with generally accepted accounting principles applied on a basis consistent with preceding years ("GAAP") and present fairly the financial position of Sellers as of the dates of such statements.

            The trade accounts and other receivables of Sellers which are classified as current assets on the Audited Balance Sheet and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business and are stated in accordance with GAAP.

            The inventories of Sellers reflected on the Balance Sheets have been valued in accordance with GAAP, and the value of obsolete materials and materials of below standard quality has been written down or reserved against in accordance with GAAP.

            Sellers have no liabilities other than:

                        (i) those set forth or reserved against in the Interim Balance Sheet, and

                        (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business.

            Sellers' books of account have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Sellers have been properly recorded in such books.

            (d) Title and Condition of Assets. Sellers hold good title to the tangible and intangible personal property owned by them that comprise the Assets, free and clear of Liens, other than:

                  (1)   Permitted Encumbrances, or

                  (2) Liens which will be released or discharged at or prior to the Closing Date.

            The tangible Assets used in the Business at any time since January 1, 1993 (i) are in good operating condition, order and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, and (ii) conform in all material respects with all applicable legal requirements. All of the plants, facilities, machinery and equipment constituting the Assets are adequate and sufficient for all operations conducted by Sellers in substantially the same manner as conducted prior to Closing.

            Since the date of the Interim Balance Sheet, Sellers have not sold, transferred, leased, distributed or otherwise disposed of any of its assets, whether or not reflected on the Balance Sheet, or agreed to do so except for sales of products and services in the ordinary course of business.

            All real and tangible personal property held by Sellers under leases are held under lease agreements that are valid and binding upon Sellers and are in full force and effect. Sellers are not in default, and no notice of alleged default has been received by Sellers, under any such lease and no lessor is in default or alleged to be in default thereunder. None of the rights of Sellers under any lease will be impaired by the consummation of the transactions contemplated by this Agreement, assuming that the consent of the lessor to the assignment of each lease described in Schedule 2.01(b) hereto is obtained. The Assets constitute all material assets and properties, real, personal, tangible and intangible, that are necessary for the continued conduct of the Business as presently being conducted.

            (e) Insurance. The Sellers' insurance policies covering the Assets, Business or employees of Sellers provide reasonably adequate coverage against the risks involved in the Business and operation of the Assets. None of the Sellers have received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to any Seller.

            (f) Litigation and Compliance With Laws, Etc. There are no claims, actions, suits or proceedings, whether in equity or at law, or governmental or administrative investigations ("Action") pending or, to the knowledge of any of the Sellers, threatened against Sellers or any Asset, except those Actions in which an adverse disposition to the Sellers would not have a Material Adverse Effect.

            As of the date of this Agreement:

            (1) each of the Sellers is in compliance with, has conducted for the past two years and does conduct its business and operations in compliance with, and is not in default or violation in any respect under, any material law, rule, regulation, writ, injunction, decree or order applicable to it or its Assets, and

            (2) there are no judgments outstanding and unsatisfied against any of the Sellers or the Assets.

            (g) Taxes. Sellers have duly filed when due, subject to any extensions, all Tax reports and returns in connection with and in respect of the Business, the Assets and Sellers' employees, and have timely paid and discharged all Tax Obligations shown thereon. Sellers have made available to Purchaser, to the extent requested by Purchaser, all Tax reports and returns of Sellers for all periods ending prior to the date hereof.

            Except as set forth on Schedule 2.01(g) hereto, Sellers have not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to any of the Sellers, nor have any of them executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the IRS or any other Governmental Body any agreement now in effect extending the period for assessment or collection of any Taxes against any of the Sellers.

            Except for Liens included within clause (b) of the definition of Permitted Encumbrances, there are no Tax Liens upon, pending against or, to the knowledge of any Seller, threatened against any Asset.

            Consummation of the transactions herein contemplated will not result in the imposition or creation of any Tax Obligations on the Assets, except for (1) Tax Obligations which remain the liability of Sellers under
Section 7.01(c) below, or (2) Tax Obligations resulting from any Tax election made by Purchaser after the Effective Time of Closing.

            (h) Intangible Assets. Except as set forth on Schedule 2.01(h) hereto, there are no pending or, to the knowledge of Sellers, threatened infringement claims against any Seller by any Person with respect to any of the Intangible Assets, nor has any such Intangible Asset been declared invalid or been limited by any court or agreement. The Intangible Assets will afford Purchaser the right to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, tradenames and servicemarks owned by any of the Sellers or their Affiliates necessary for the conduct of the Business as presently being conducted. The use of the Intangible Assets will not, and does not, infringe on the rights of any other Person.

            (i) Instruments in Full Force and Effect; Possession under Leases. The Assumed Contracts, the Scheduled Leases and other commitments, agreements and obligations (including without limitation licenses, royalties, assignments and similar agreements with respect to the Intangible Assets) constituting a part of the Assets ("Instruments") are valid and binding upon Sellers (and, to the knowledge of Sellers, are valid and binding upon the other parties thereto) and in full force and effect, have not been amended or supplemented in any manner or respect and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Purchaser in accordance with their respective terms. There are no defaults by any of the Sellers thereunder and none of the Sellers know of any defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. None of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Purchaser after the Closing Date without the authorization, consent, approval, permit or licenses of, or filing with, any other Person. Sellers enjoy peaceful and undisturbed possession under all leases included in the Scheduled Leases.

            (j)   Employee Plans and Agreements.

                  (1) Schedule 2.01(j) hereto lists all pension, retirement, profit-sharing, deferred compensation, stock option, medical and welfare benefit plans or arrangements, covering the current employees of the Sellers, true and complete copies of which, including all amendments, trusts and insurance contracts have heretofore been furnished, or with respect to those plans and arrangements that are not Transferred Plans, made available to Purchaser; lists the employees of Sellers who have entered into Transaction Bonus and Severance Agreements with Marathon LeTourneau Company (the "Transaction Bonus Agreements") providing for certain incentive and severance payments to such employees; describes all material benefit, bonus or incentive practices not set forth in such plans; and describes the severance, vacation, sick pay and sick leave policies for employees of the Sellers (the "Benefit Arrangements").

                  (2) The only "pension plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover employees of the Sellers (the "Pension Plans") are the Savings Plan, the Marathon Retirement Plan, the General Cable Plan and the Supplemental Contracts, as defined in this Section 2.01(j). The Sellers have at no time contributed to or been required to contribute to any multi-employer pension plan subject to Section E of Title IV of ERISA.

                  (3) Each "welfare plan", as defined in Section 3(3) of ERISA, that covers employees of the Sellers (the "Welfare Plans") has been maintained substantially in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plan, including but not limited to ERISA and the Code. Each Welfare Plan that is a "group health plan", as defined in Section 607(1) of ERISA, (i) has been operated substantially in compliance with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code ("COBRA") at all times and (ii) except as described in item 4 of Schedule 2.01(j), concerning continued life insurance benefits and health benefits for employees retiring between the ages of 62 and 65 with 20 or more years of service, does not provide for any continuation of coverage or benefits beyond a termination of employment except to the extent mandated by COBRA. Except as set forth on Schedule 2.01(j), no litigation, investigation or claim (other than a routine claim for benefits) is pending or, to the knowledge of any Seller, threatened or anticipated (nor to the knowledge of Sellers is there any basis therefor) concerning any Welfare Plan. Each Welfare Plan, including each such plan that is a Transferred Plan, can be unilaterally terminated at any time by the Sellers without incurring any liability. Each Welfare Plan is either funded through an insurance contract or unfunded.

                  (4) The Savings and Investment Plan for Marathon LeTourneau Company Longview Division (the "Savings Plan") is a "defined contribution plan," as defined in section 3(34) of ERISA, which is tax-qualified under Sections 401(a) and 401(k) of the Code, and its related trust is exempt from tax under Section 501(a) of the Code. The Sellers have received a determination letter from the Internal Revenue Service stating that the Savings Plan is qualified as provided in the preceding sentence, and nothing has occurred since the date of such letter that has adversely affected such qualification other than changes in law not yet required to be reflected in the plan document. All contributions to the Savings Plan required by law have been made and all contributions (including matching contributions) for the current year through the Closing Date shall have been made by the Closing Date or are accrued on the Closing Balance Sheet. None of the assets of the Savings Plan are invested in any property constituting employer real property or an employer security (within the meaning of Section 407(d) of ERISA) nor in any investment that cannot be readily sold on an established securities exchange or the over-the-counter market, other than any insurance or bank investment contracts.

                  (5) The Retirement Income Plan of Marathon LeTourneau Company (the "Marathon Retirement Plan") was merged into the General Cable Master Pension Plan (the "General Cable Plan") on April 30, 1993 (the "Merger Date"). The Marathon Retirement Plan and the General Cable Plan are each "defined benefit plans," as defined in Section 3(35) of ERISA. The General Cable Plan is tax-qualified under Section 401(a) of the Code, and its related trust is exempt from tax under Section 501(a) of the Code. General Cable has received a determination letter from the Internal Revenue Service stating that the General Cable Plan is qualified as provided in the preceding sentence, and nothing has occurred since the date of such letter that has adversely affected such qualification other than changes in law not yet required to be reflected in the plan document. All contributions for periods up to the Closing Date to the Marathon Retirement Plan and the General Cable Plan required to be made under Section 412 of the Code or otherwise have been or will be made by the Sellers.

                  (6) Marathon LeTourneau Company has entered into supplemental pension benefit contracts (the "Supplemental Contracts") that are unfunded and that provide deferred compensation to a select group of highly compensated employees of the Sellers.

                  (7) The Sellers have not and, to the knowledge of Sellers, no other person including any fiduciary has, engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to the Pension Plans or the Welfare Plans which could subject, directly or indirectly, any such plans (or their trusts), any trustee or administrator of any such plans, the Sellers or any other person that the Sellers or plans may have an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or
      Section 502(i) of ERISA.

            (k)   Labor and Employee Relations.

                  (1) None of the Sellers is a party to any collective bargaining agreement or other labor union contract applicable to any employee of Sellers and no such agreement or contract has been requested by any employee or group of employees of Sellers, nor has there been any discussion with respect thereto by management of any of the Sellers with any employees of Sellers.

                  (2) None of the Sellers is aware of any union organizing activities or proceedings since December 31, 1991 involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of Sellers. There is no pending proceeding before the National Labor Relations Board with regard to any of Sellers' facilities, wherein any labor organization is seeking representation of any employees of Sellers.

                  (3) Except as set forth in Schedule 2.01(k) hereto (any liability for which is expressly retained by Sellers), there exists (i) no charge of discrimination or lawsuit involving any alleged violation of any fair employment law, wage payment law, occupational safety and health law, and (ii) no threatened or pending litigation arising out of any employment relationship, or other employment-related law, whether federal, state or local, and (iii) no threatened or pending litigation arising out of any employment relationship, presently threatened or pending, by any applicant, employee or former employee of Sellers or any representative of any such Person or Persons. No charge or claim involving any of the facilities or employees of Sellers is pending before any administrative agency, local, state or federal, and no lawsuit involving any of such facilities or employees is pending with respect to equal employment opportunity, age discrimination, occupational safety, or any other form of alleged employment practice or unfair labor practice.

                  (4) Sellers comply with all applicable laws, rules and regulations relating to the employment of labor, including, but without limitation, those relating to wages, hours, concerted activity, non-discrimination, occupational health and safety and the payment and withholding of Taxes, and Sellers have no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

            (l)   Real Property.

                  (1) The Real Property includes all Real Property owned by any of the Sellers and Sellers have and will convey to Purchaser good and indefeasible title to the Real Property free and clear of any and all Liens (including without limitation all leases, licenses, restrictions, restrictive covenants and rights-of-way) other than Permitted Encumbrances.

                  (2) No Fixtures or Improvements encroach on any adjacent property. No Fixtures or Improvements of Sellers have been damaged by any casualty or act of God, or been subject to any condemnation proceedings.

                  (3) Except as set forth on Schedule 2.01(l) hereto, the Real Property does not violate any material provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations. No condition exists with respect to the Real Property which would prevent, or would be required by law to be repaired or modified as a prerequisite to, Purchaser using the Real Property in the conduct of the Business as presently conducted.

                  (4) The zoning classification of the Real Property is such that the Real Property may be used as currently used in the Business.

                  (5) Except as set forth on Schedule 2.01(l),there are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance or trespassers.

                  (6) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof.

                  (7) There are water, sewer, and electricity lines to the Real Property which are sufficient for service on the Real Property for the Business as presently conducted.

                  (8) Except as set forth on Schedule 2.01(l) hereto, the Real Property has reasonable access to and from public highways, streets or roads and, to the best knowledge and belief of Sellers, there is no pending or threatened proceeding by any Governmental Body seeking termination of such access.

            (m)   Material Contracts, Etc.

            All Material Contracts are set forth on Schedule 1.02(b)(9) hereto. All the Assumed Contracts are valid, binding and in full force and effect, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Purchaser in accordance with their respective terms. There are no defaults by any Seller, or to the knowledge of any Seller, any other party, under any of the Material Contracts and there are no material defaults by any Seller, or to the knowledge of any Seller, any other party, under any Assumed Contract.

            Except as set forth on Schedule 2.01(m) hereto, none of the Sellers is a party to any agreement, contract or covenant limiting the freedom of the Sellers or any party contracting with Sellers from competing in any line of business or with any Person in any geographic area.

            Sellers have heretofore delivered, or made available, to Purchaser or its counsel complete copies of all Assumed Contracts.

            (n) Licenses and Permits. Except as set forth on Schedule 2.01(n), each of the Sellers possesses all the Permits necessary under law or otherwise for Sellers to conduct the Business as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and Sellers' rights with respect thereto (1) is valid and subsisting, in full force and effect, and enforceable by Sellers, and
(2) except as set forth in Schedule 2.01(n) hereto, following consummation of the transactions contemplated hereby, will continue to be valid and subsisting in full force and effect, and enforceable by Purchaser without any consent or approval of any Governmental Body or third party; or, in lieu of such existing Permits, replacement or substitute Permits will be available to or obtainable by Purchaser in the ordinary course without any interruption of the conduct of the Business following the Closing Date, assuming timely application therefor and reasonable diligence in pursuit thereof by Purchaser. Each of the Sellers is in compliance in all respects with the terms of such Permits. None of such Permits have been or, to the knowledge of Sellers, are threatened to be, revoked, canceled, suspended or modified.

            (o) Environmental Matters. Notwithstanding the generality of the foregoing, except as set forth in Schedule 2.01(o) hereto (for which Sellers shall retain all liability arising out of existing matters identified thereon) or as proposed to be remedied by Sellers under Section 3.13 hereof:

                  (1) no Seller, nor any Asset or site presently or, to Sellers' knowledge, formerly owned, leased, used or operated by any Seller ("Marathon Site"), is or has been in violation of, or is subject to a remedial or reporting obligation under, any Environmental Laws,

                  (2) neither any Seller nor any Marathon Site is in non-compliance with, or subject to any Present Liability under, Environmental Laws arising from or relating to the operation of the Business, the Assets or the Marathon Sites prior to the Closing Date,

                  (3) except as permitted by Environmental Laws, no Material of Environmental Concern has been Released (and, to the knowledge of Sellers, there is no threatened Release) on, under or from any Asset or any Marathon Site and, to the knowledge of Sellers, there is no Release or threatened Release of Materials of Environmental Concern on or from adjacent property that is affecting or constitutes a Present Liability with respect to the Marathon Sites,

                  (4) none of the Sellers, the Assets or the Marathon Sites has been nominated or identified as a person or facility which is or may be listed on the CERCLA National Priorities List or similar state list and none of the Assets is subject to any Lien arising under Environmental Laws,

                  (5) each of the Assets has all material pollution control equipment and all material permits necessary for compliance with Environmental Laws in connection with the operation of the Business on the date hereof,

                  (6) there are no underground storage tanks, pits, sumps or impoundments (each as defined under Environmental Laws) located at any of the Marathon Sites,

                  (7) none of the off-site locations where Materials of Environmental Concern arising from or relating to the Assets, the Business or the Marathon Sites have been stored, treated, recycled, disposed of or Released has been nominated or identified as a facility which is or may be listed on the CERCLA National Priorities List or similar state or foreign list,

                  (8) none of the Sellers has received any notice of any Release or threatened Release of Materials of Environmental Concern, or of any violation of non-compliance with, or remedial obligation under, Environmental Laws, arising from or relating to the ownership, use, maintenance or operation of the Assets, the Marathon Sites or the Business, except for those notices related to former Marathon Sites which have been fully and finally resolved,

                  (9) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of Sellers, threatened, under Environmental Laws and relating to the Assets, the Marathon Sites or the Business, and

                  (10) there are no obligations or undertakings involving Environmental Laws arising out of or relating to sites, businesses or assets formerly owned, leased, used or operated by Sellers which any of Sellers have assumed or undertaken in a written agreement.

As used in this Agreement, (i) "Materials of Environmental Concern" shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance: (x) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws or (y) exposure to which may pose an occupational health or safety hazard, and (ii) "Environmental Laws" means any applicable domestic or foreign federal, state, or local laws, rules, or regulations, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to conservation or protection of the environment, or occupational health, safety or industrial hygiene.

            (p) Solvency. None of the Sellers, nor all of the Sellers taken as a whole, is now insolvent, nor will any of the Sellers be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (1) each of the Sellers will be able to pay its debts as they become due, (2) the property of each Seller does not and will not constitute unreasonably small capital, and none of the Sellers will have unreasonably small capital or will have insufficient capital with which to conduct its present or proposed business and (3) taking into account pending and threatened litigation, final judgments or settlements against Sellers in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Sellers will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to Sellers, after taking into account all other anticipated uses of the cash of Sellers, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, (x) "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

            (q) Absence of Certain Business Practices. None of the Sellers nor any officer, employee or agent of any of the Sellers, nor any other Person acting on its behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of Sellers (or to assist Sellers in connection with any actual or proposed transaction) which (1) may reasonably be expected to subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, would reasonably be expected to have had a Material Adverse Effect on the assets, business or operations of Sellers, or (3) if not continued in the future, would reasonably be expected to materially adversely affect the assets, business operations or prospects of Sellers.

            (r) Names. The use of the name "LeTourneau" does not infringe the right of any third party in any jurisdiction where any Seller presently conducts the Business nor is it confusingly similar with the corporate name of any third party. Except as provided in Section 3.08 hereto, after the Closing Date, no Person or business entity other than Purchaser will be authorized directly or indirectly to use the names "Marathon LeTourneau," "R.G. LeTourneau" and "LeTourneau" or any name or names deceptively or confusingly similar thereto.

            (s)   Disclosure.

                  (1) No representation or warranty of Sellers contained in this Agreement or statement in any Schedule hereto contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                  (2) The disclosures in the Schedules hereto, shall relate only to the representations and warranties in the specific Section of this Agreement calling for such Schedule and shall not be considered or be deemed to be considered as disclosures of information relevant to or limiting the effect of any other representation or warranty in this Agreement.

            2.02. Representations and Warranties of Purchaser and
Purchaser Parent. Purchaser and Purchaser Parent, jointly and severally, represent and warrant to Sellers that the following were true and correct on and as of the date of this Agreement and will be true and correct through the Closing Date as if made on and as of that date:

            (a) Each of Purchaser Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the states of Delaware and Texas, respectively, and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted.

            Each of Purchaser Parent and Purchaser has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

            (b) Each of Purchaser Parent and Purchaser may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and are in full force and effect and such notices which have been given or are expressly contemplated hereby.

            (c) The execution, delivery and performance of this Agreement do not and will not

                  (1) constitute a violation of the articles of incorporation, as amended, or the bylaws, as amended of Purchaser Parent or Purchaser,

                  (2) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body or arbitrator applicable or relating to Purchaser Parent or Purchaser, or

                  (3) constitute a default under any contract to which Purchaser Parent or Purchaser is a party except where such default would not have a Material Adverse Effect.

            (d) The execution, delivery and performance of this Agreement have been duly authorized by Purchaser Parent and Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser Parent and Purchaser, enforceable in accordance with its terms.

                                  ARTICLE III

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

            3.01. Access to Records and Properties. Between the date of this Agreement and the Closing Date, Sellers and Parent shall give to Purchaser and its advisors such access to the premises, books and records of Sellers, and to cause the officers, employees, accountants, consultants, attorneys and engineers (collectively "Agents") employed or retained by Sellers or Parent to furnish such financial and operating data and other information with respect to Sellers and the Assets or Business as Purchaser shall from time to time reasonably request. Without limiting the generality of the foregoing, Sellers shall give to Purchaser and its Agents access during normal business hours to the facilities and operations of Sellers so that Purchaser may (1) obtain evaluations of the Assets and (2) perform any and all assessing, testing, monitoring and investigating that Purchaser deems necessary in its sole discretion with respect to environmental matters concerning any Seller, its assets and the operation of the Business. Any investigation pursuant to this
Section 3.01 shall be conducted in such manner as not to interfere unreasonably with the business and operations of Sellers. Purchaser shall also cause its Agents to cooperate with Sellers' Agents in connection with its review of environmental and other matters in connection with or as contemplated by this Agreement.

            3.02. Operation of Sellers. Between the date hereof and the Closing Date, except as contemplated herein or except with the prior consent of Purchaser, Sellers and Parent shall, and Parent shall cause Sellers to:

            (a) operate the Business as presently operated, only in the ordinary course, and in compliance with all material laws, regulations, writs, injunctions, decrees or orders applicable to Sellers or its Assets, including without limitation all environmental, safety and health, Tax, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations,

            (b) cause the tangible assets to be maintained and repaired in accordance with past practices of Sellers,

            (c) not dispose of, or commit to dispose of, any Assets (other than the liquidation of Accounts and the sale and delivery of Inventory and products covered by Backlog Orders, all in the ordinary and customary course of Sellers' business),

            (d)   actively market the Products and services of Sellers, and

            (e) continue in effect through the Closing Date all present insurance coverage with respect to the Assets, the Business and the employees of any Seller.

            All risk of loss arising out of fire and casualty and all liability to third parties or to employees arising out of operations of the Business prior to the Closing Date shall be that of Sellers, and Purchaser shall have no obligation or liability in connection therewith.

            Sellers shall not effect any amendment to the articles of incorporation or the bylaws of any Seller and shall not cause or permit the issuance of any additional shares of the capital stock or equity interests (or options, warrants or other rights to acquire capital stock or equity securities) of any Seller.

            Sellers and Parent shall use, and Parent shall cause Sellers to use, best efforts to operate and maintain, or to cause to be operated and maintained, the Business and the Assets in such a manner so that the representations and warranties of Parent and Sellers contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

            Parent, Sellers and Purchaser shall each advise the others promptly in writing of any condition or circumstance, known to Parent, any Seller or Purchaser, occurring from the date hereof up to and including the Closing Date that would cause the respective representations and warranties of Parent, Sellers or Purchaser contained herein to become untrue in any material respect.

            Except as disclosed in Schedule 3.02 hereto, since September 30, 1993, there has been no change in the business, financial condition or results of operations of Sellers from that reflected in the Interim Financial Statements that would have a Material Adverse Effect.

            From September 30, 1993 to the Closing Date, each of the Sellers has and will

                  (1)   conduct its operations in the ordinary course,

                  (2) not enter into any transaction or contract, or amend or terminate any transaction or contract, except normal transactions or contracts consistent in nature and scope with prior practices and in the ordinary course of business,

                  (3) not mortgage, sell, transfer, distribute or otherwise dispose of any of its Assets, except in the ordinary course of business,

                  (4) not make or agree to make any capital expenditures for additions to property, plant or equipment, except for expenditures and commitments not exceeding $1,500,000 in the aggregate,

                  (5) not make or agree to make any substantial change in the compensation payable to any employee, except for increases in compensation in the ordinary course of business substantially consistent with its past practices,

                  (6) not grant credit to any customer or distributor on terms substantially more favorable than the terms on which credit has been extended to such customer or distributor in the past nor change the terms of any credit previously extended, or

                  (7)   not pay or agree to pay any dividends to any Person.

            3.03. Consents. Sellers and Parent shall use their respective best efforts to obtain any consents of Governmental Bodies, suppliers, distributors, and other Persons required in order to sell and transfer the Business pursuant to this Agreement.

            3.04. No Public Announcements or Negotiation with Others.

            (a) Except as required by law, the parties hereto shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement without obtaining the prior consent of the other parties, which consent shall not be unreasonably withheld.

            (b) Unless and until this Agreement shall have been terminated by Purchaser or Sellers pursuant to Section 5.01, neither Parent, Sellers nor any officers or directors of Sellers or Parent, nor any Affiliates of any of them whom they are able to influence shall:

                  (1) directly or indirectly, encourage, solicit, initiate or engage in any discussions or negotiations with any corporation, partnership, Person or other entity or group (other than to Purchaser or an Affiliate or an associate of Purchaser) concerning any merger, sale of substantial assets, business combination, sale of shares of capital stock or similar transactions involving the business of Sellers or any Asset; or

                  (2) disclose, directly or indirectly, any non-public information not customarily disclosed to any Person concerning the Business or Assets, afford to any other Person access to their properties, books or records or otherwise assist or encourage any Person in connection with any of the foregoing.

In the event Sellers or Parent shall receive any offer for a transaction of the type referred to in this Section 3.04, Parent shall promptly inform Purchaser as to any such offer.

            3.05. Best Efforts to Satisfy Conditions. Sellers and Parent shall use their respective reasonable best efforts to cause the conditions to the obligations of Purchaser contained in Section 4.01 to be satisfied to the extent that the satisfaction of such conditions is in the control of Sellers or Parent, and Purchaser shall use its reasonable best efforts to cause the conditions to the obligations of Sellers contained in Section 4.02 to be satisfied to the extent that the satisfaction of such conditions is in the control of Purchaser.

            3.06. Insurance. As of the Closing Date, Sellers shall cease to be covered with respect to any occurrence after the Closing Date under the insurance policies obtained and maintained by Sellers covering the business, property and employees of Sellers. All such occurrences prior to the Closing Date that are insured under such policies shall continue to be so insured, and Purchaser shall be entitled to the benefits thereof. At Purchaser's request, Sellers shall make copies of such policies available to Purchaser for inspection and shall assist Purchaser in determining whether any claim or loss is covered by such policies of insurance.

            Following the Closing Date, Purchaser shall give to Sellers prompt notice of the assertion by any Person of any claim against Sellers which may reasonably be subject to the insurance coverage described in this Section 3.06. Purchaser shall cooperate with Sellers and any applicable insurance carrier in any investigation by Sellers or any applicable insurance carrier of any such claim and shall give to Sellers and any applicable insurance carrier reasonable access to the books, records and personnel formerly of Sellers to the extent reasonably necessary to enable Sellers and any applicable insurance carrier to investigate such claim.

            3.07. Payment of Liabilities. Sellers shall pay or otherwise satisfy in the ordinary course all of Sellers' trade payables and shall fully pay or otherwise satisfy all other claims or liabilities relating to the assets or the business of Sellers incurred through the Closing Date, including the Assumed Obligations. Sellers shall pay when due any sales, transfer or similar Taxes which may become applicable in respect of Sellers' sale of the Business or any of the Assets to Purchaser.

            3.08. Change of Sellers' Name. Immediately following the Closing, Sellers shall cease to use the name "Marathon LeTourneau" or "LeTourneau" or any similar name and shall cause R.G. LeTourneau to cease using such name and as soon as practical thereafter will file with the office of the Secretary of State of the State of Delaware or other appropriate jurisdiction all documents necessary to change the name of Sellers to a name reasonably satisfactory to Purchaser which name does not include "Marathon" or "LeTourneau." Pending the effectiveness of such name changes, Sellers and R.G. LeTourneau shall file all necessary documentation with the appropriate governmental authorities to evidence its doing business as an entity using a name other than "Marathon LeTourneau" or "LeTourneau." Sellers shall take the equivalent action with respect to such name in any other jurisdiction where it has been, is or is licensed to be used. Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that certain Subsidiaries and Affiliates of The Penn Central Corporation have the perpetual right and license, until abandoned, to use the "Marathon" name and associated rights consistent with the terms of that Intercompany Agreement entered into between General Cable and The Penn Central Corporation dated as of June 9, 1992, a copy of which has been provided to Purchaser.

            3.09. Vacate Real Property. Sellers shall vacate all of the Real Property at the Closing Date.

            3.10  Title.

            (a) Sellers shall, as soon as practicable and no later than the fifteenth day prior to the Closing Date, furnish to Purchaser an Owners Title Policy Commitment (the "Commitment") issued by a title company reasonably satisfactory to Purchaser which shall show good and indefeasible title to the Real Property to be vested in Sellers and shall contain or be subject to no exceptions, conditions or stipulations except ad valorem Taxes for the current year, Permitted Encumbrances or other matters approved in writing by Purchaser.

            (b) In the event there are any Liens of any nature affecting the Real Property or its use, the Commitment shall list and specifically describe all instruments (including all pertinent recording data thereof) embodying, containing or evidencing each and all of said Liens.

            (c) Sellers shall as soon as practicable and no later than the fifth business day prior to the Closing Date, at their expense, obtain and furnish to Purchaser current date as-built surveys (the "Surveys") of the Real Property (1) showing all boundaries and the location of all existing improvements thereon, (2) showing any and all easements, rights-of-way and encroachments, and (3) containing a statement of the area of the Real Property so that any exception relating to matters which a correct survey would show may be deleted from the Commitment.

            (d) Purchaser shall advise Sellers whether it accepts said Surveys and Commitment as soon as practicable after receipt thereof.

            3.11. Antitrust Law Compliance. As promptly as practicable, but no later than 10 business days after the date hereof, (a) Parent and Sellers and (b) Purchaser shall prepare and file with the United States Department of Justice (the "Department") and the Federal Trade Commission (the "FTC") the notification and report form with respect to the transactions contemplated by this Agreement as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Parent, Sellers and Purchaser shall each cooperate with the others in preparation of such filings and shall promptly comply with any reasonable request by the Department or the FTC for supplemental information and shall use their best efforts to obtain early termination of the waiting period under the HSR Act.

            3.12 Schedule Supplements. Sellers shall deliver to Purchaser a supplement ("Supplement") to any of the Schedules attached hereto within 10 business days of the date of this Agreement disclosing any event which changes any representation or warranty made by Sellers or Parent in this Agreement or any statement made in any of the Schedules attached hereto or in any Supplement. Purchaser shall have 30 days in which to notify Sellers that Purchaser does not accept such Supplement. If Sellers do not receive such notice, the Supplement will be deemed accepted by Purchaser.

            3.13  Environmental Report.

            (a) Prior to the Closing Date, Purchaser, with Sellers' cooperation, will undertake a complete environmental review report ("Environmental Report") of the Assets and the Business prepared by an environmental consultant chosen by Purchaser for purposes of determining any evidence of non-compliance with, and the degree of any necessary reclamation, remediation or other compliance obligations under, Environmental Laws. In connection therewith, Purchaser, Sellers and their respective consultants will prepare a detailed estimate of the probable cost of such reclamation, remediation or compliance measures and a preliminary work plan for implementing such measures ("Remediation Estimate"). Sellers may hire an environmental consultant to participate in or monitor the preparation of the Environmental Report and Remediation Estimate at Sellers' expense. In the event Purchaser and Sellers are unable to agree on the compliance measures required, the costs of such measures, or the work plan to implement such measures, the parties shall appoint a third consultant to review such conflicting proposed remediation estimates, which consultant must choose one or the other of such proposed remediation estimates as the more nearly correct, which determination shall be conclusive on all parties.

             Purchaser and Sellers agree to share the Environmental Report and the Remediation Estimate, and to make available their respective consultants to discuss the contents of those documents. All work product prepared in connection with this Section 3.13, including without limitation documents prepared and information exchanged among the consultants, Sellers and/or Purchaser, shall be for the joint defense of both Purchaser and Sellers against potential third party claimants, and each will take appropriate measures to protect the confidentiality of and legal privileges attached to such work product; provided, however, that the duty of Purchaser and Sellers to protect work product under this provision shall not limit or prevent the use of any such information in a dispute between themselves.

            (b) Subject only to Section 5.01(a)(5) or 5.01(a)(6), Sellers shall diligently proceed to perform the reclamation, remediation or other corrective obligations identified in the Environmental Report (including, without limitation, the items identified on Schedule 2.01(o)) as necessary to bring all conditions on the Assets and all properties that will be used, leased or maintained by Purchaser into compliance with Environmental Laws (the "Required Remediation") as quickly as practicable, with no more than minimal and temporary interruption or disruption of Purchaser's conduct of the Business. The conduct of the Required Remediation shall be under Sellers' control, subject, however, to Purchaser's prior approval of the extent, methods and timing of all work required, which approval shall not be unreasonably withheld. Sellers shall use their best efforts to complete the Required Remediation without undue or unnecessary delay, but will not be obligated to incur extraordinary costs for contractor overtime or surcharges for accelerated laboratory analyses unless such charges are necessary to meet the work schedule previously approved by Purchaser.

            (c) Sellers shall pay all costs and penalties arising out of or relating to the Required Remediation. If the Remediation Estimate exceeds $1,000,000, Sellers shall deposit into escrow with a Person acceptable to Purchaser on the Closing Date, an amount in cash equal to 50% of the amount by which such costs exceed $1,000,000. Such escrowed funds shall be released for payment (or reimbursement to Sellers if already paid by Sellers) as cash payments are required to be made, against vendor invoices. The parties hereto recognize that the actual costs of the Required Remediation may vary, and could vary substantially, from the Remediation Estimate, and Sellers' agreement to perform the Required Remediation shall be unconditional once the Closing has occurred.

            (d) Sellers and their officers, directors, employees and Agents may enter upon and use the remediated sites (including all roads and driveways upon the remediated sites), at reasonable times and upon reasonable notice, for the purpose of performing Required Remediation.

            (e) Sellers will perform and complete all actions in connection with Required Remediation in compliance with Environmental Laws and other applicable laws and in such a manner as to minimize, to the extent practicable, damage to the remediated sites and the improvements thereon and disruption or interference with the use of the remediated sites and the improvements thereon by Purchasers or any tenants, employees or business invitees of Purchasers.

            (f) Purchasers and Sellers will, to the extent reasonably requested by the other: (i) cooperate in any Required Remediation, (ii) make employees of Purchaser or Sellers available to meet on or off site with Sellers and its environmental consultants or other representatives on matters relating to any such remediation; (iii) make employees of Purchaser or Sellers available to meet with federal, state and local environmental regulatory officials if, when and as requested; and (iv) provide reasonable access to or copies of such documents, records and other data as either may reasonably request in connection with any such remediation.

                                   ARTICLE IV

                             CONDITIONS OF CLOSING

            4.01. Conditions of Obligations of Purchaser. The obligations of Purchaser to consummate the purchase and sale under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Purchaser:

            (a)   Representations and Warranties; Performance of Obligations.

                  (1) The representations and warranties of Parent and Sellers set forth in Section 2.01 hereof and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date were true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date (except, on each date, as made under Section 2.01(o), if remediated by the Closing Date or, if a Remediation Estimate has been accepted in writing by Purchaser).

                  (2) Sellers and Parent shall have each performed in all material respects the covenants, agreements and obligations required to be performed by them under this Agreement prior to and on the Closing Date.

                  (3) Sellers and Parent shall have each delivered to Purchaser their certificate confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters that Purchaser may reasonably request.

            (b) Delivery of Instruments. Sellers shall have delivered to Purchaser the duly authorized and executed Deeds, the General Conveyance, Transfer and Assignment, and such other conveyance documents that Purchaser may reasonably request to effect the transfer and conveyance of the Business to Purchaser.

            (c) Opinions of Counsel to Sellers and General Counsel of Sellers. Purchaser shall have received the opinions of Robert Siverd and Keating, Muething & Klekamp, dated the Closing Date, in the forms of Exhibit 4.01(c)-1 and 4.01(c)-2 hereto, respectively.

            (d) Title Commitment. At the Closing, Sellers shall have furnished to Purchaser, at Sellers' sole expense, the Commitment.

            (e) Consents, Notices and Approvals. All necessary consents, waivers and approvals shall have been received, except for such consents, waivers and approvals (i) which are routine or administrative in nature and are expected in Sellers' reasonable judgment to be obtained or given in the ordinary course of business after the Closing Date and (ii) which, if not obtained or given, would not individually or in the aggregate have a Material Adverse Effect; all required notices shall have been duly given; and all necessary action shall have been taken to assign to Purchaser the Assumed Contracts, the Scheduled Leases, any necessary Permits and any other material agreements between Sellers and its suppliers, customers and other third parties.

            (f) Remediation. Purchaser shall have received the Environmental Report and Sellers shall have agreed to perform the Required Remediation.

            (g) Non-Competition Agreement. Sellers and Parent shall have delivered the duly authorized and executed Non-Competition Agreement pursuant to Section 1.02(e).

            (h) Other Matters. Sellers and Parent shall have delivered to Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, such certificates and other evidence as Purchaser may reasonably request as to the satisfaction of the conditions contained in this Section 4.01.

            4.02. Conditions of Obligations of Sellers. The obligations of Sellers to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Sellers:

            (a)   Representations and Warranties; Performance of Obligations.

                  (1) The representations and warranties of Purchaser set forth in Section 2.02 hereof and in each certificate, agreement, document or instrument delivered pursuant hereto on or before the Closing Date or in connection with the transactions contemplated hereby on the Closing Date were true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date;

                  (2) Each of Purchaser Parent and Purchaser shall have performed in all material respects the covenants, agreements and obligations necessary to be performed by it under this Agreement prior to and on the Closing Date;

                  (3) Purchaser and Purchaser Parent shall have delivered to Sellers their certificates confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters as Sellers shall reasonably request.

            (b) Purchase Price and Other Payments. Purchaser shall have delivered to Sellers the Purchase Price, as adjusted, and any other payments required to be made as of the Closing Date pursuant to Article I hereof.

            (c) Opinions of Counsel to Purchaser and General Counsel of Purchaser. Sellers shall have received the opinions of Robert G. Croyle and Andrews & Kurth L.L.P. dated the Closing Date, in the forms of Exhibit 4.02(c)-1 and Exhibit 4.02(c)-2 hereto, respectively.

            (d) Non-Competition Agreement. Purchaser shall have delivered the duly authorized and executed Non-Competition Agreement pursuant to Section 1.02(e).

            (e) Other Matters. Purchaser shall have delivered to Sellers, in form and substance reasonably satisfactory to Sellers' counsel, such certificates and other evidence as Sellers may reasonably request as to the satisfaction of the conditions contained in this Section 4.02.

            4.03. HSR Act Approval. The respective obligations of all of the parties hereto to consummate the purchase and sale under this Agreement are subject to the expiration or earlier termination of the waiting period (including any extensions) under the HSR Act.

            4.04 No Proceedings. As of the Closing Date, no Action shall have been commenced or shall be pending, and no statute, rule, regulation or order shall have been enacted, promulgated or issued by any Governmental Body that
(a) prohibits the sale by Sellers of the Assets or the consummation of the Transaction, or (b) makes the sale and consummation of the Transaction illegal.

            4.05. Opportunity to Cure. In the event that Purchaser shall notify Parent and Sellers, or Parent and Sellers shall notify Purchaser, of a decision not to consummate the sale and purchase of the Business hereunder due to the failure of any of the conditions contained in Sections 4.01, 4.02, 4.03 or 4.04 hereof to be satisfied, Parent, Sellers, or Purchaser, as the case may be, shall have the opportunity for a reasonable period of time (not in any event to exceed 30 days) to take such actions as may be necessary to remedy the circumstances which have resulted in the failure of such condition or conditions to be satisfied.

                                   ARTICLE V

                            TERMINATION OF AGREEMENT

            5.01.  Termination of Agreement.

            (a) This Agreement may, by written notice given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:

                  (1) Notwithstanding anything provided in Section 4.05 to the contrary, by Sellers or by Purchaser in the event that the Closing Date shall not have occurred on or before January 31, 1994, unless the Closing shall be delayed because the Remediation Estimate has not been determined or for other unavoidable circumstances, in which case the Closing shall occur no later than February 28, 1994;

                  (2) By Purchaser if a material default or breach shall be made by Sellers or Parent with respect to the due and timely performance of any of their covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of their representations and warranties contained in Article II hereof, and such default cannot be cured within the limits of Section 4.05 and has not been waived;

                  (3) By Sellers if a material default or breach shall be made by Purchaser or Purchaser Parent with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article II hereof, and such default cannot be cured within the limits of Section 4.05 and has not been waived;

                  (4)   By Purchaser if any Supplement delivered pursuant to
      Section 3.12 contains disclosures of any fact or condition which make untrue, or show to have been untrue, any representation or warranty by Parent or Sellers in this Agreement or any statement made in any Schedule hereto and, within 30 days of receipt by Purchaser of such Supplement, Purchaser notifies Sellers that Purchaser does not accept such Supplement pursuant to Section 3.12;

                  (5) By Purchaser if (i) the Remediation Estimate exceeds $6,000,000; provided, however, that, solely for purposes of this Section 5.01(a)(6), in calculating such amount, no more than $450,000 shall be allocated to remediation of the landfill located on the Owned Property in Longview, Texas, (ii) the Environmental Report described in Section 3.13 indicates, in the reasonable opinion of Purchaser, that the Assets or the operation of the Business will be substantially impaired by the Required Remediation or
      (iii) the Environmental Report indicates that the proposed remediation activities will not adequately protect Purchaser from liability;

                  (6) By Sellers if the Remediation Estimate exceeds $6,000,000; provided, however, that, solely for purposes of this Section 5.01(a)(7), in calculating such amount, no more than $450,000 shall be allocated to remediation of the landfill located on the Owned Property in Longview, Texas; or

                  (7)   By mutual consent of Sellers and Purchaser.

            (b)   No termination of this Agreement, whether pursuant to Section
5.01 or otherwise, shall terminate or impair any claim by Sellers or by Purchaser against the other based upon any breach of Sections 3.04 or 3.05 hereof.

                                   ARTICLE VI

                 CERTAIN EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

            6.01. Offers of Employment by Seller. (a) Schedule 6.01 to hereto contains a list of all employees, by name, position, location of employment, citizenship, years of experience and salary, who (i) are directly and exclusively engaged in the Business as of the date of this Agreement or (ii) are directly but not exclusively engaged in the Business as of the date hereof. That Schedule also designates those employees who are subject to an executory employment agreement with the Sellers. Purchaser shall offer employment to all employees of the Business set forth on Schedule 6.01 hereto, and Sellers will use reasonable efforts to cause such employees to make available their employment services to Purchaser and its subsidiaries. Sellers will not, without Purchaser's prior written consent, offer, and will not permit any of their Affiliates to offer, employment within two years of the Closing Date to any such employee to whom Purchaser or one of its subsidiaries offers employment. Except as provided in Exhibit 6.02, Purchaser will not be obligated to assume or pay any employee benefit (statutory or otherwise) or compensation plan or arrangement or portion thereof, severance obligations or any other obligations that may become payable as a result of the consummation of the Transaction applicable to any such employees.

            (b) Sellers shall retain and pay, and Purchaser and its Affiliates shall not be obligated to assume or pay, any obligation for severance or separation pay that becomes payable upon or after the consummation of the transactions contemplated by this Agreement as a result of the termination of employment of employees of the Business by Sellers to the extent such obligation is attributable to employment by Sellers prior to the Closing Date. Further, if (1) an employee of Marathon LeTourneau Australia Pty. Ltd. named on Schedule 6.01 becomes employed by Purchaser or one of its Affiliates and (2) any law, statute, ordinance, rule, regulation, order or determination of any Governmental Body (including common law duties established by courts or other Governmental Bodies) in any jurisdiction (federal, state, local or foreign) would require Purchaser to pay severance or separation pay to such employee upon his or her termination of employment with Purchaser or one of its Affiliates, which severance or separation pay is computed or determined, in whole or in part, by reference to such employee's period of service with Sellers then with respect to such employee, Sellers shall pay to Purchaser the Severance Amount within 30 days after the date Purchaser notifies Sellers that such employee's employment with Purchaser and its Affiliates has been terminated in a manner that requires that such payment be made. The term "Severance Amount" shall mean the amount of severance or separation pay required to be paid to such an employee by Purchaser or its Affiliates under such law, statute, ordinance, rule, regulation, order or determination which is attributable to such employee's period of service with Sellers or its Affiliates (or with any other prior employer).

            6.02.  Employee Benefit Matters.

            The treatment of the Benefit Arrangements of the Sellers shall be in accordance with the provisions of Exhibit 6.02 hereto, which Exhibit shall be incorporated herein as part of this Article VI.

                                  ARTICLE VII

                                INDEMNIFICATION

            7.01.  Indemnity.

            (a) Subject to Sections 7.01(c) and 7.04 hereof, Sellers and Parent, jointly and severally, agree to indemnify and hold Purchaser and Purchaser Parent and their respective officers, directors shareholders, Affiliates, employees, agents and employee plan fiduciaries ("Purchaser Indemnitees") harmless from any and all damages, losses (which shall include any diminution in value), shortages, liabilities (joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

                  (1) any breach of or inaccuracy in any representation or warranty of Sellers or Parent contained in Section 2.01 or in any Operative Document;

                  (2) any breach or non-performance, partial or total, by any of the Sellers or Parent of any covenant or agreement of Sellers or Parent contained in this Agreement or in any Operative Document;

                  (3) any liabilities in excess of those expressly assumed by Purchaser in Section 1.05, except that in the event a liability assumed by Purchaser is subject to a reserve on the Closing Balance Sheet, those liabilities in excess of the amounts of the reserves established in recognition of such liabilities (other than amounts in excess of reserves for liabilities assumed pursuant to clause (5) of Section 1.05(a));

                  (4) the failure after the Effective Time of Closing of Sellers to pay or otherwise discharge any liability or obligation retained by Sellers hereunder; and

                  (5) Noncompliance by any Seller with the Worker Adjustment and Retaining Notification Act (Federal Plant Closing Law) and similar state and local laws if applicable in connection with the consummation of the transactions contemplated by this Agreement.

            (b) Subject to Sections 7.01(c) and 7.04 hereof, Purchaser and Purchaser Parent, jointly and severally, shall indemnify and hold Sellers and Sellers' officers, directors and shareholders ("Seller Indemnitees") harmless from, any and all Damages directly or indirectly resulting from, relating to or arising out of:

                  (1) any breach of any representation or warranty of Purchaser or Purchaser Parent contained in Section 2.02 or in any Operative Document;

                  (2) the breach or non-performance, partial or total, of any covenant or agreement of Purchaser or Purchaser Parent (or any Affiliate or subsidiary thereof) contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement;

                  (3) the failure after the Effective Time of Closing of the Purchaser or Purchaser Parent to pay or otherwise discharge any liability or obligation assumed by Purchaser or Purchaser Parent hereunder;

                  (4) any liability or obligation arising from or relating to alleged defects in any products shipped by Purchaser or Sellers after the Effective Time of Closing or otherwise arising from the conduct of the Business after the Effective Time of Closing, including claims for negligence, strict liability, failure to warn, post-sale failure to warn, breach of express or implied warranties, design defects and the violation of any federal, state or local laws, rules, regulations or ordinances; and

                  (5) Noncompliance by the Purchaser with the Worker Adjustment and Retaining Notification Act (Federal Plant Closing Law) and similar state and local laws if applicable in connection with the consummation of the transactions contemplated by this Agreement.

            (c) Sellers and Parent shall retain liability, and shall indemnify Purchaser, for the payment of any Tax liabilities with respect to the Assets and the conduct of the Business during all periods ending as of or prior to the Effective Time of Closing and the transactions contemplated by this Agreement other than the liabilities expressly assumed by Purchaser in Section 1.05.

            7.02.   Notice, Participation and Duration.

            (a) If a claim by a third party is made against a party indemnified pursuant to this Article VII ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this Article VII, the Indemnitee shall promptly after the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement ("Claim"), notify the party or parties from whom indemnification is sought ("Indemnitor") of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor; provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor's management of same with regard to the amount of Damages payable by the Indemnitor hereunder. Neither Purchaser nor any Sellers shall be entitled to settle any Claim without the prior written consent of the other, which consent shall not unreasonably be withheld.

            (b) No claim for indemnification under this Section 7.02 may be made after the third anniversary of the Closing Date, except claims for indemnification in respect of breaches of the representations and warranties contained in Section 2.01(o) hereof may be made until the fifth anniversary of the Closing Date; provided, however, that the foregoing shall not affect any claim made in good faith prior to the date of such expiration.

            7.03. Indemnification if Negligence of Indemnitee. It is expressly agreed by the parties that the indemnification provided in this
Article VII shall be applicable whether or not negligence of the Indemnitee (including sole or joint or active or passive negligence) is alleged or proven.

            7.04  Indemnification Limitations.

            (a) Each of the Purchaser and the Sellers and their respective successors and assigns agree not to assert any Claim under this Agreement unless and until the aggregate amount of all Claims sought exceeds $150,000, in which event the indemnified party shall only be entitled to indemnification for all amounts in excess of $150,000.

            (b) Indemnification payments by Sellers under this Agreement shall in no event exceed $10,000,000 in the aggregate; provided, however, that such limitation shall not include, and the threshold amount in subparagraph (a) above shall not apply to, (i) costs of Required Remediation and (ii) all damages, losses, costs and expenses in connection with Claims relating to intentional breaches or defaults by any Seller or Parent of any representation, warranty, covenant or agreement contained in this Agreement or any Operative Document.

            (c) The respective obligations of the parties hereto to indemnify the other shall survive the termination of this Agreement and shall remain in full force and effect until the third anniversary of the Date hereof at which time they shall terminate except for any bona fide Claim theretofore asserted, which shall survive until its resolution; provided, however, that with respect to any Claim pursuant to any matter arising under

Section 2.01(o) hereof, such obligation shall survive and remain in full force and effect until the fifth anniversary of the date hereof.

            7.05. Reimbursement. In the event that the Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitee under this Article VII, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

            7.06. Offset. Any indemnified party may bring an action at law or in equity to enforce its rights to indemnification under this Article VII, and Purchaser shall also have the right to offset any amounts for which it or any other Purchaser Indemnitee is entitled to indemnification under this
Article VII against any amounts payable by any Purchaser Indemnitee pursuant to the Offset Note. Purchaser may offset any such amounts to the extent Purchaser reasonably believes such offset is appropriate. Any offset by Purchaser may be subject to immediate binding arbitration as provided in Section 8.17.

            7.07. No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement and the Purchaser Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

            7.08 Limitation on Claims. No loss, damage or expense shall be deemed to have been sustained by any party to the extent of any proceeds received by such party from any insurance policy of Sellers with respect thereto.

                                  ARTICLE VIII

                                 MISCELLANEOUS

            8.01. Further Actions. From time to time, as and when requested by Purchaser, Sellers and Parent shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to transfer, assign and deliver to Purchaser or its permitted assigns the Business (or to evidence the foregoing) and to consummate and to effect the other transactions expressly required to be performed by Sellers and Parent hereunder.

            8.02. No Broker. Except for the fee that Sellers have agreed to pay The First Boston Corporation, Parent, Sellers and Purchaser represent and warrant to the others that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Each of (a) Sellers and Parent, jointly and severally, and (b) Purchaser Parent and Purchaser, jointly and severally, agree to indemnify the other against, and to hold the others harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Sellers or Purchaser, as the case may be, in connection with this Agreement or the transactions contemplated hereby.

            8.03. Expenses. Except as otherwise specifically provided herein, Sellers and Purchaser shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder, and Sellers will pay their expenses after the Closing Date out of the Purchase Price proceeds paid by Purchaser to Sellers pursuant to Section
1.04. Sellers shall pay all sales, transfer and documentary Taxes incident to the sale of the Business.

            8.04. Entire Agreement. This Agreement, the Exhibits hereto, any Schedule hereto and any Supplement thereto contain, and are intended by the parties as a final expression of, the entire agreement between Sellers, Parent, Purchaser Parent and Purchaser with respect to the transactions contemplated by this Agreement and supersede all prior oral or written agreements, arrangements or understandings with respect thereto, except for the Confidentiality Agreement dated September 21, 1993, which agreement shall remain in full force and effect in accordance with its terms.

            8.05. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

            8.06. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

            If to Sellers:

            Marathon LeTourneau Company
            4 Tesseneer Drive
            Highland Heights, Kentucky 41076

            Attention:  Secretary

            With a copy to:

            General Cable Corporation
            4 Tesseneer Drive
            Highland Heights, Kentucky 41076

            Attention:  Robert J. Siverd, Senior
                        Vice President, General Counsel
                        and Secretary

            If to Purchaser:

            Rowan Companies, Inc.
            5450 Transco Tower
            2800 Post Oak Boulevard
            Houston, Texas 77056

            Attention:   R. G. Croyle, Vice President

            With a copy to:

            Mr. Dexter Peacock
            Andrews & Kurth L.L.P.
            4200 Texas Commerce Tower
            Houston, Texas  77002


or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

            8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (OTHER THAN THE CHOICE OF LAW PRINCIPLES THEREOF). The parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of Texas and of any Texas state court sitting in Harris County, Texas for purposes of all legal proceedings arising out of or relating to this Agreement or the Transaction. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            8.08. Assignability. This Agreement shall not be assignable otherwise than by operation of law by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void.

            8.09. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

            8.10. Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, notwithstanding the provisions of Section 8.02 hereof), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns; provided, however, that Purchaser Indemnitees are intended third party beneficiaries hereof to the extent provided in Sections 7.01 and 7.06.

            8.11. Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

            8.12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

            8.13. Survival; Exclusivity of Remedies. The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement, or in any certificate, agreement, document or other instrument delivered in connection herewith shall survive the Closing but, except for the representations and warranties contained in Section 2.01(o), shall, except for any bona fide Claim theretofore asserted thereunder, terminate and be of no further force or effect on the third anniversary of the Closing Date. The representations and warranties contained in Section 2.01(o) shall, except for any bona fide Claim theretofore asserted thereunder, terminate and be of no further force or effect on the fifth anniversary of the Closing Date. Except as provided in Sections 5.01(b), 8.02 and 8.03, and except with respect to matters for which there may be no adequate remedy at law, the remedies described in Article VII shall be the exclusive remedies available to the parties hereto.

            8.14. Access to Records.

            (a) Following the Closing Date and for a period of five years thereafter, Purchaser shall preserve and shall give to Sellers free and unrestricted access to (and the right to make copies at the expense of Sellers) the Records and to the extent that such were purchased by Purchaser hereunder and relate to the business, operations, income, expenses and assets of Sellers existing on, accruing or arising prior to or occurring prior to Effective Time of Closing, but any access pursuant to this Section 8.14 shall be conducted in such manner as not to interfere unreasonably with the operations of the Business following the Closing Date.

            (b) Following the Closing Date, and for a period of five years thereafter Sellers shall preserve and shall give to Purchaser free and unrestricted access to (and the right to make copies at the expense of Purchaser) the books, files, records and Tax returns and supporting schedules and work papers of Sellers to the extent that such relate to the business, operations, income, expenses and assets of Sellers existing on, accruing or arising prior to or occurring prior to the Closing Date, but any access pursuant to this Section 8.14 shall be conducted in such manner as not to interfere unreasonably with the operations of the business of Sellers following the Closing Date.

            (c) Any access to Records pursuant to this Section shall be subject to the confidentiality obligations stated in Section 3.01.

            (d) After the fifth anniversary of the Closing Date, all such records referred to in this Section 8.14 may be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 90th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the expense of the objecting party.

            (e) After Closing, Purchaser will make available such of its personnel and records as Sellers reasonably require, in connection with the defense of any claims and items of litigation retained by any Seller, but on the condition that such Seller reimburse Purchaser for reasonable direct expenses incurred by Purchaser in making such persons available, such as travel expenses and other out-of-pocket expenses.

            8.15. Payments Received. Sellers and Purchaser each agree that following the Closing Date, they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements, or other property that they may receive on or after the the Closing Date which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing Date, Purchaser shall have the right to endorse without recourse the name of any Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder.

            8.16. Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled, subject to Section 7.04.

            8.17. Arbitration Procedures. If at any time, Purchaser exercises its right of offset as provided in Section 7.06 and Sellers reasonably believe such offset is invalid, Sellers shall provide written notice to Purchaser which notice shall indicate that Sellers desire to submit the issue of the validity of such offset to arbitration in accordance with the following procedures. In Sellers' arbitration notice, Sellers shall include a list of five or more arbitrators who would be acceptable to Sellers. The Purchaser shall within ten (10) days following receipt of such notice either specify one of the arbitrators on Sellers' list as a mutually acceptable arbitrator or name a separate arbitrator to serve as an arbitrator on behalf of Purchaser. If a mutual arbitrator is selected by Sellers and Purchaser, then such arbitrator shall serve as the sole arbitrator; however, if the Purchaser names a separate arbitrator, then the arbitration shall be determined by three arbitrators including the arbitrator selected by Purchaser, an arbitrator selected by Sellers and a third arbitrator selected by the two arbitrators so selected, or if they are unable to agree, selected by the Houston office of the American Arbitration Association. The arbitration shall be conducted in Houston, Texas in accordance with the commercial arbitration rules of the American Arbitration Association. In the event the arbitrator(s) determine that the offset is invalid, Purchaser shall promptly pay Sellers an amount equal to the offset amount plus interest at a rate of 7% to the date of the arbitration decision.

            8.18 Offering Memorandum: Disclaimer of Projections. Sellers make no representation or warranty to Purchaser with respect to (a) the information set forth in the Confidential Offering Memorandum distributed by The First Boston Corporation in connection with the offering of the Assets or (b) any financial projection or forecast delivered by or on behalf of the Sellers to Purchaser. Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claims against Sellers with respect thereto.

            8.19 Deceptive Trade Practices Act. Purchaser hereby represents and acknowledges that it is a "Business Consumer" for the purposes of the Texas Deceptive Trade Practices - Consumer Protection Act (Subchapter E of Chapter 17 of the Texas Business and Commerce Code), that it has assets of $5,000,00 or more according to its most recent financial statements prepared in accordance with generally accepted accounting principles, that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and by the Operative Agreements, that it has been represented by legal counsel of its choice entering into this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby, and that it is not in a significantly disparate bargaining position with respect to the parties to and the transactions contemplated by this Agreement and the Operative Agreements. Buyer hereby waives the provisions of the Texas Deceptive Trade Practices - Consumer Protection Act (other than Section 17.555 thereof), as from time to time amended.

   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                        ROWAN EQUIPMENT, INC.

                                        By: /s/ R. G. Croyle
                                            -------------------------
                                        Name:  R. G. Croyle
                                        Title: Vice President


                                        ROWAN COMPANIES, INC.


                                        By: /s/ C. R. Palmer
                                            -------------------------
                                        Name:  C. R. Palmer
                                        Title: President


                                        MARATHON LETOURNEAU COMPANY


                                        By: /s/ J. Earl Beckman
                                            -------------------------
                                        Name:  J. Earl Beckman
                                        Title: President


                                        MARATHON LETOURNEAU SALES &
                                        SERVICE COMPANY


                                        By: /s/ J. Earl Beckman
                                            -------------------------
                                        Name:  J. Earl Beckman
                                        Title: President

                                        MARATHON LETOURNEAU AUSTRALIA PTY. LTD.


                                        By: /s/ J. Earl Beckman
                                            -------------------------
                                        Name:  J. Earl Beckman
                                        Title: Director

                                        By: /s/ Richard A. Hemmelgarn
                                            -------------------------
                                        Name:  Richard A. Hemmelgarn
                                        Title: Director

                                        GENERAL CABLE CORPORATION

                                        By: /s/ Ronald F. Walker
                                            ----------------------------
                                        Name:  Ronald F. Walker
                                        Title: President